Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-14 of Campbell Systematic Macro Fund, a series of RBB Fund, Inc. of our report on Equinox Campbell Strategy Fund, a series of Equinox Funds Trust, dated November 29, 2018, relating to our audit of the consolidated financial statements and consolidated financial highlights, which appear in the September 30, 2018 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Service Providers,” "Independent Registered Public Accounting Firm", “Representations and Warranties” and “Consolidated Financial Statements” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

October 24, 2019

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